Exhibit 99.1

LASALLE HOTEL PROPERTIES COMPLETES $140.0 MILLION SECURED FINANCING

5.75 Percent Loan Secured by Westin Michigan Avenue Hotel

BETHESDA, MD, March 3, 2006 — LaSalle Hotel Properties (NYSE: LHO) today announced it has successfully executed a $140.0 million secured loan with Wells Fargo Bank at a fixed annualized interest rate of 5.75 percent. The term of the loan is 10 years, interest only for five years, and is collateralized by the 751-room Westin Michigan Avenue Hotel. Proceeds from the loan will be used to reduce the Company’s outstanding balance on its credit facility.

LaSalle Hotel Properties is a leading multi-tenant, multi-operator real estate investment trust, owning interests in 29 upscale and luxury full-service hotels, totaling approximately 9,600 guest rooms in 15 markets in 11 states and the District of Columbia. The Company focuses on investing in upscale and luxury full-service hotels located in urban, resort and convention markets. LaSalle Hotel Properties seeks to grow through strategic relationships with premier hotel operating companies, including Westin Hotels and Resorts, Sheraton Hotels & Resorts Worldwide, Inc., Crestline Hotels and Resorts, Inc., Outrigger Lodging Services, Noble House Hotels & Resorts, Hyatt Hotels Corporation, Hilton Hotels Corporation, Benchmark Hospitality, White Lodging Services Corporation, Sandcastle Resorts & Hotels, Davidson Hotel Company, Gemstone Resorts International, LLC and the Kimpton Hotel & Restaurant Group, LLC.

# # #

Additional Contacts:

Hans Weger, Chief Financial Officer, LaSalle Hotel Properties – 301/941-1500

For additional information or to receive press releases via e-mail, please visit our website at

www.lasallehotels.com